Exhibit 10.5

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and between

PROFESSOR CONNOR’S, INC.

as Borrower,

and

CITY NATIONAL BANK

as Lender

Dated as of December 23, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS AND SCHEDULES

Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit N-1	Form of Notice of Borrowing

Schedule D-1	Designated Account
Schedule E-1	Designated Events of Default
Schedule L-1	Lender’s Account
Schedule P-1	Permitted Liens
Schedule P-2	Permitted Holders
Schedule R-1	Real Property Collateral
Schedule 2.7(a)	Cash Management Banks
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7(a)	States of Organization
Schedule 5.7(b)	Chief Executive Offices
Schedule 5.7(c)	Organizational Identification Numbers
Schedule 5.7(d)	Commercial Tort Claims
Schedule 5.8(b)	Capitalization of Borrower
Schedule 5.8(c)	Capitalization of Borrower’s Subsidiaries
Schedule 5.10	Litigation
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18	Deposit Accounts and Securities Accounts
Schedule 5.20	Permitted Indebtedness

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of December 23, 2010, by and between CITY NATIONAL BANK, a national banking association (“Lender”) and PROFESSOR CONNOR’S, INC., a Delaware corporation (“Borrower”).

WHEREAS, Borrower and Lender are parties to that certain Loan and Security Agreement, dated as of October 5, 2007, as amended by that certain Amendment Number One to Loan and Security Agreement and Waiver, dated as of March 31, 2008, as further amended by that certain Amendment Number Two to Loan and Security Agreement and Waiver, dated as of October 20, 2008, as further amended by that certain Amendment Number Three to Loan and Security Agreement and Waiver, dated as of March 26, 2009, as further amended by that certain Amendment Number Four to Loan and Security Agreement and Waiver, dated as of March 15, 2010, and as further amended by that certain Amendment Number Five to Loan and Security Agreement and Waiver, dated as of May 11, 2010 (as so amended, and as otherwise amended, restated, supplemented, or otherwise modified from time to time, the “Original Loan Agreement”);

WHEREAS, Borrower has informed Lender that the Events of Default set forth on Schedule E-1 have occurred and are continuing under the Original Loan Agreement (such Events of Default, together with any other Events of Default that occurred prior to the Restatement Effective Date and which, if this Agreement had been in effect on the date when such Event of Default occurred, would not have constituted an Event of Default under this Agreement, the “Designated Event of Default”);

WHEREAS, Borrower has requested that Lender (a) waive the Designated Events of Default and (b) amend and restate the terms of the Original Loan Agreement in accordance with the terms of this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, Lender is willing to so waive the Designated Events of Default and so amend and restate (but not extinguish) the Original Loan Agreement;

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Loan Agreement as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a General Intangible.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Adjusted EBITDA” means, with respect to any fiscal period, Borrower’s and its Subsidiaries’ consolidated gross revenue, minus the cost of goods sold, minus selling, general, and administrative expenses (but excluding: (a) any costs associated with the installation of refrigerators in new locations and marketing expenses incurred in connection with the introduction of new locations, (b) all non-cash expenses or losses, including any depreciation and amortization expense, and (c) other non-recurring fees, charges and other expenses that are (i) incurred on or before the Closing Date in connection with this Agreement and the Loan Documents, or (ii) have been approved by Lender, such approval not to be unreasonably withheld.

“Advances” has the meaning set forth in Section 2.1.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Annualized Adjusted EBITDA” means, for the purposes of Section 3.4 hereof, Borrower’s Adjusted EBITDA for the six month period ending November 30, 2012 times two (2.0).

“Applicable Cross-Default Amount” means $1,000,000; provided, that if at any time Permitted Holders are no longer obligated to make an equity investment in Borrower in an aggregate amount that is not less than pursuant to the terms of the MidOcean Equity Documents, such amount should at such time be reduced to $500,000.

“Assignee” has the meaning set forth in Section 14.1(a).

“Authorized Person” means any officer or employee of Borrower.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest publicly quoted, from time to time, by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent).

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 6.00 percentage points.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a) all of its Accounts,

(b) all of its Books,

(c) all of its commercial tort claims described on Schedule 5.7(d),

(d) all of its Deposit Accounts,

(e) all of its Equipment,

(f) all of its General Intangibles,

(g) all of its Inventory,

(h) all of its Investment Property (including all of its securities and Securities Accounts),

(i) all of its Negotiable Collateral,

(j) all of its Supporting Obligations,

(k) money or other assets of Borrower that now or hereafter come into the possession, custody, or control of the Lender, and

(l) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Borrowing” means a borrowing hereunder consisting of Advances.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canadian Subsidiary” means Professor Connors Canada, Inc., a company organized under the laws of the province of Ontario.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Restatement Effective Date that would be treated as a capital lease solely as a result of a change in GAAP after the Restatement Effective Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investor Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning set forth in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance reasonably satisfactory to Lender, each of which is among Borrower or one of its Subsidiaries, Lender, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that (a) Permitted Holders fail to own and control, directly or indirectly, 50.1% or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, (b) Freshpet Investors, LLC fail to own and control, directly or indirectly, 20% or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (c) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Chillers” means a refrigerated unit out of which Borrower’s products are sold.

“Code” means the California Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ Books, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Lender.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commercial Tort Claim Assignment” has the meaning set forth in Section 4.4(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Lender.

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, the remainder of (a) all Indebtedness for borrowed money of such Person, determined on a consolidated basis in accordance with GAAP (other than Subordinated Debt and Permitted Preferred Stock), including, in any event, but without duplication, with respect to Borrower and its Subsidiaries, the Advances, and the amount of their Capitalized Lease Obligations, in each case exclusive of Indebtedness owed by one Loan Party to another Loan Party and any Indebtedness in respect of any of the foregoing less (b) all Qualified Cash of the Loan Parties at such date, to extent that the amount thereof is in excess of $500,000 at such date.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Restatement Effective Date, and (b) any individual who becomes a member of the Board of Directors after the Restatement Effective Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Restatement Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by Borrower or one of its Subsidiaries, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” means a copyright security agreement executed and delivered by Borrower and Lender, the form and substance of which is reasonably satisfactory to Lender.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.

“Designated Events of Default” has the meaning ascribed thereto in the recitals to this Agreement.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, whether voluntary or involuntary and including any casualty losses or condemnations or other loss or destruction of any property of Borrower or any of its Subsidiaries.

“Dollars” or “$” means United States dollars.

“Eligible Equipment” means (a) the purchase of refrigerators, and (b) the purchase of Equipment to be used at new or existing production facilities of Borrower.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC § 9601 et seq.; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq.; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Installed Stores” means the number of Installed Stores as of December 31, 2010.

“Existing Term Loan” means the term loans made under the Original Loan Agreement in an outstanding principal balance as of the Restatement Effective Date of $8,750,000.

“Fee Letter” means that certain amended and restated fee letter, dated as of even date herewith, between Borrower and Lender, in form and substance reasonably satisfactory to Lender.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) each existing and future Subsidiary of Borrower, and “Guarantor” means any one of them.

“Guarantor Security Agreement” means one or more security agreements executed and delivered by each Guarantor (if any) in favor of Lender, in each case, in form and substance reasonably satisfactory to Lender.

“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor (if any) in favor of Lender, in form and substance reasonably satisfactory to Lender.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of any Hedge Agreements.

“Indebtedness” means (a) all obligations for borrowed money (and Prohibited Preferred Stock), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables, deferred rent, taxes or compensation incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all Hedge Obligations, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Installed Store” means a store or other place of business not owned, leased or operated by a Loan Party or any of its Affiliates in which Borrower’s products are maintained and sold.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrower and each of its Subsidiaries (if any) and Lender, the form and substance of which is reasonably satisfactory to Lender.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code).

“Investor Rights Agreement” means that certain Stockholders Agreement dated as of October 25, 2006 by and among the Borrower and the holders of its Stock.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” means all (a) documented costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender’s transactions with Borrower or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with Borrower or any of its Subsidiaries, (h) Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Lender’s Account” means the account identified in Schedule L-1.

“Lender’s Liens” means the Liens granted by Borrower and its Subsidiaries to Lender under this Agreement or the other Loan Documents.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of Borrower and its Subsidiaries as of such date of determination to (b) TTM EBITDA of Borrower and its Subsidiaries as of such date of determination.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning set forth in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 8.00 percentage points.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law,

statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, any Guarantor Security Agreement, any Guaranty, any Intercompany Subordination Agreement, the Investor Rights Agreement, any Mortgages, the Patent Security Agreement, the Stock Pledge Agreement, the Trademark Security Agreement, the Warrant Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by Borrower and Lender in connection with either this Agreement or the Original Loan Agreement.

“Loan Parties” means Borrower and each Guarantor, and “Loan Party” means any one of them.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries’ ability to perform their respective obligations under the Loan Documents to which they are parties or of Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Subsidiaries.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Revolver Amount” means $10,000,000.

“MidOcean” means (a) Midocean Partners III, L.P. and any fund or investment vehicle that is organized by MidOcean Partners III, L.P. for the purpose of making equity or debt investments in one or more companies and/or (b) is controlled by, or under common control with, MidOcean Partners III, L.P.

“MidOcean Equity Documents” means (a) that certain Amended and Restated Stockholders Agreement dated as of the Restatement Effective Date by and among Borrower, MidOcean, Frespet Investors, LLC, and certain other shareholders of Borrower, (b) the Second Amended and Restated Certificate of Incorporation of Professor Connor’s Inc., and (c) that certain Stock Purchase Agreement dated as of the Restatement Effective Date, by and between Borrower and MidOcean.

“MidOcean Investment” means the equity investment by MidOcean in Borrower on the Restatement Effective Date in an aggregate amount of at least $20,000,000.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber the Real Property Collateral.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the asset that is the subject thereof.

“Obligations” means all loans, Advances, debts, principal, interest, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, regardless of whether any of the foregoing that accrues after the commencement of an Insolvency Proceeding is allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Original Closing Date” means October 5, 2007.

“Participant” has the meaning set forth in Section 14.1(d).

“Patent Security Agreement” means a patent security agreement executed and delivered by Borrower and Lender, the form and substance of which is reasonably satisfactory to Lender.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) Borrower has provided Lender with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Lender) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted

Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries would have been in compliance with the financial covenants in Section 7.18 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition,

(c) Borrower has provided Lender with its due diligence package relative to the proposed Acquisition, consisting of, to the extent reasonably available, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis),

(d) the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(e) Borrower has provided Lender with written notice of the proposed Acquisition at least 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Lender,

(f) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,

(g) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada, or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States or Canada,

(h) the subject assets or Stock, as applicable, are being acquired directly by Borrower or a Subsidiary, and, in connection therewith, such Borrower or Subsidiary shall have provided such documents and instruments as requested are required by Section 6.15 of the Agreement), and

(i) the consideration payable in respect of the proposed Acquisition shall be composed solely of (i) common Stock of Borrower, or (ii) proceeds of equity contributions made to the Borrower by a Permitted Holder for the purpose of funding, in whole or in part, a proposed Acquisition, or (iii) Subordinated Debt.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business or no longer used or useful, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) any Dispositions of any property by any Subsidiary to the Borrower to the extent (i) any resulting Investment constitutes a Permitted Investment, (ii) the foregoing constitutes a distribution permitted pursuant to Section 7.10, or (iii) the foregoing constitutes a transaction permitted by Section 7.3, (f) any Disposition or issuance by the Borrower of its own equity interests to the extent that any such issuance does not result in a Change of Control, (g) any other Disposition of property of Borrower; provided that the aggregate consideration received during any fiscal year of the Borrower for all such

Dispositions shall not exceed $1,000,000, (h) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such similar property, (i) Dispositions of accounts receivables in connection with the collection or compromise thereof in the ordinary course of business, (j) the granting of a Permitted Lien, and (k) Dispositions resulting from property loss events or takings and transfers of property that has suffered a property loss event or a taking (constituting a total loss or constructive total loss of such property) upon receipt of the Net Cash Proceeds of such property loss event or taking.

“Permitted Holders” means the Persons identified on Schedule P-2 hereto.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) loans and advances to officers, managers, directors and employees of any Loan Party in the ordinary course of business for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (e) Investments resulting from entering into any Hedge Agreements, (f) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, (g) Permitted Acquisitions, (h) Investments by a Loan Party in another Loan Party, (i) other Investments in an aggregate outstanding amount not to exceed $1,000,000 at any time, (j) any Investment owned by a Person at the time such Person is acquired and becomes a Subsidiary pursuant to a Permitted Acquisition; provided that such Investment was not made in connection with or in contemplation of such Permitted Acquisition, (k) any Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of an insurable event to the extent such assets were covered by casualty insurance maintained by the Borrower or a Subsidiary, (l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, in each such case in the ordinary course of business, and (m) any other Investments (other than an Investment that constitutes an Acquisition) made with the proceeds of equity interests issued by the Borrower to a Permitted Holder. For purposes of covenant compliance, the amount of any Permitted Investment shall be the amount actually invested less cash returns on such Investment.

“Permitted Liens” means (a) Liens held by Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent by more than 30 days, or (ii) are the subject of Permitted Protests, (g) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (i) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof and (l) Liens securing Subordinated Debt.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by the Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness that does not constitute Subordinated Debt and that is incurred after the Restatement Effective Date in an aggregate amount outstanding at any one time not in excess of $500,000 plus any Purchase Money Indebtedness used to finance the purchase of Chillers.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 6 months after the Maturity Date, or, on or before the date that is less than 6 months after the then extant Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or any of its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower or any of its Subsidiaries.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Reserve Percentage” means, on any day, for Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restatement Date Redemption” means the redemption by Borrower of the Stock of Borrower held by Tyson Shared Services, Inc., for an aggregate redemption price not to exceed $25,000,000.

“Restatement Effective Date” means December 23, 2010.

“Restatement Effective Date Business Plan” means the set of Projections of Borrower for the 3 year period following the Restatement Effective Date (on a year by year basis, and for the 1 year period following the Restatement Effective Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Lender.

“Revolver Usage” means, as of any date of determination, the amount of outstanding Advances.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Pledge Agreement” means a stock pledge agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by Borrower to Lender.

“Subordinated Debt” means Indebtedness of Borrower that is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Lender and which (a) has been expressly subordinated in right of payment to all Obligations by the execution and delivery of a subordination agreement, in form and substance satisfactory to Lender and (b) if such Indebtedness is secured by a Lien, such Lien is expressly subordinated to the Liens granted to Lender by the execution and delivery of a subordination agreement, in form and substance satisfactory to Lender.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, instrument, or Investment Property.

“Taxes” has the meaning set forth in Section 16.5.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by Borrower and Lender, the form and substance of which is reasonably satisfactory to Lender.

“TTM EBITDA” means, as of any date of determination, the product of (a) Adjusted EBITDA of Borrower determined on a consolidated basis in accordance with GAAP, for the most recently ended fiscal quarter of Borrower as to which financial statements have been delivered to the Lender pursuant hereto times (b) four (4).

“United States” means the United States of America.

“Voidable Transfer” has the meaning set forth in Section 16.7.

“Warrant Agreement” means an agreement between Borrower and Lender in form and substance reasonably satisfactory to Lender.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations (other than contingent indemnity Obligations for which no claim has been made). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances (“Advances”, each individually an “Advance”) to Borrower in an amount at any one time outstanding not to exceed the Maximum Revolver Amount.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time prior to the Maturity Date. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

2.2 [Intentionally omitted.]

2.3 Borrowing Procedures and Settlements.

(a) The Borrower shall give Lender prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit N-1 hereto (a “Notice of Borrowing”)), not later than 10:00 a.m. (California time) on the date which is 3 Business Days prior to the date of the proposed Advance (or such shorter period as Lender is willing, in its sole discretion, to accommodate from time to time). Such Notice of Borrowing shall be irrevocable. If no election is specified in the Notice of Borrowing regarding the Interest Period applicable thereto or whether such portion of the Advances is a Base Rate Loan or a LIBOR Rate Loan, then the requested portion of the Advances shall be a Base Rate Loan. If no Interest Period is specified with respect to any requested LIBOR Rate Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Lender may act without liability upon the basis of written, telecopied or telephonic notice believed by Lender in good faith to be from the Borrower (or from any Authorized Person thereof designated in writing purportedly from the Borrower to Lender). The Borrower hereby waives the right to dispute the Lender’s record of the terms of any such telephonic Notice of Borrowing. Lender shall be entitled to rely conclusively on any Authorized Person’s authority to request a Borrowing on behalf of the Borrower until Lender receives written notice to the contrary. Lender shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.3 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

2.4 Payments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender’s Account for the account of the Lender and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Apportionment and Application.

(i) All payments shall be remitted to Lender and all such payments, and all proceeds of Collateral received by Lender, shall be applied as follows:

(A) first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

(B) second, to pay any fees then due to Lender under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of the Advances until paid in full,

(D) fourth, to pay all principal amounts in respect of the Advances until paid in full,

(E) fifth, to pay any other Obligations, and

(F) sixth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrower to Lender and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iii) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(iv) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c) Mandatory Prepayments.

(i) Immediately upon the receipt by Borrower or any of its Subsidiaries of the proceeds of any Disposition by Borrower or any of its Subsidiaries of property or assets (excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a) through (f), (h), or (i) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d)(i) in an amount equal to 100% of the Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) the Net Cash Proceeds of such Disposition are held in a cash collateral account in which Lender has a perfected first-priority security interest, and (C) Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Borrower and its Subsidiaries shall have the option to apply such monies to the costs of replacement of the property or assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, such monies shall be paid to Lender and applied in accordance with Section 2.4(d). Nothing contained in this Section 2.4(c)(i) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

(ii) Immediately upon the issuance or incurrence by Borrower or any of its Subsidiaries of (x) any Indebtedness (except for Indebtedness permitted under Section 7.1) or (y) Stock (except for (A) the issuance of Stock by Borrower to MidOcean or any other Permitted Holder, (B) the issuance of Stock of Borrower to directors, officers and employees of Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors) Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance or incurrence. The provisions of this Section 2.4(c)(ii) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(d) Application of Payments. Each prepayment pursuant to Section 2.4(c)(i) or 2.4(c)(ii)(x) above shall (i) so long as no Event of Default shall have occurred and be continuing, be applied first, to the outstanding principal amount of the Advances (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and (ii) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(i).

(e) Termination of Revolver. The Maximum Revolver Amount shall be reduced to $0 on the Maturity Date.

(f) Optional Prepayments. Borrower may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.

2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Lender pursuant to Sections 2.1 is greater than the Dollar limitations set forth in Sections 2.1, (an “Overadvance”), Borrower immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to Lender as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6 Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (c) below, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is a portion of the Advances that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) if the relevant Obligation is a portion of the Advances that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Lender), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 4 percentage points above the per annum rate otherwise applicable hereunder.

(c) Payment. Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding or at any time that Lender has an obligation to extend credit hereunder. Borrower hereby authorizes Lender, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Expenses (as and when incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Advances) to Borrower’s Loan Account, which amounts thereafter shall be added to the principal balance of the Advances hereunder and shall accrue interest at the rate then applicable to the Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter shall be added to the principal balance of the Advances hereunder and shall accrue interest at the rate then applicable to the portion of the Advances that is a Base Rate Loan hereunder.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed (except in the case of Base Rate Loans, which shall be 365 days). In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Cash Management.

(a) Borrower shall and shall cause each of its Subsidiaries to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Lender at one or more of the banks set forth on Schedule 2.7(a) (each, a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its and its Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than one week after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrower or one of its Subsidiaries) into a bank account (a “Cash Management Account”) at one of the Cash Management Banks; provided that the Borrower may keep up to $25,000 in accounts that are not subject to the foregoing.

(b) Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Lender directing the disposition of the funds in such Cash Management Account without further consent by Borrower or its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment and (iii) upon the instruction of Lender (an “Activation Instruction”), the Cash Management Bank will forward by daily sweep all amounts in the applicable Cash Management Account to the Lender’s Account. Lender agrees not to issue an Activation Instruction with respect to the Cash Management Accounts unless an Event of Default has occurred and is continuing at the time such Activation Instruction is issued.

(c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Lender, and (ii) prior to the time of the opening of such Cash Management Account, Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Lender a Cash Management Agreement. Borrower (or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 60 days of notice from Lender that the creditworthiness of any Cash Management Bank is no longer acceptable in Lender’s reasonable judgment, or as promptly as practicable and in any event within 90 days of notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Lender’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Lender’s reasonable judgment.

(d) The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

2.8 Crediting Payments. The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Lender’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.9 Designated Account. Lender is authorized to make Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account, including all amounts received in the Lender’s Account from any Cash Management Bank. Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 1% per annum times the result of (a) the Maximum Revolver

Amount, less (b) the average Daily Balance of Advances that were outstanding during the immediately preceding month; provided, however, that if, with respect to any month, Borrower maintains an average balance of amounts on deposit by Borrower at Deposit Accounts maintained at Lender which is in excess of $3,000,000 for such month, the unused line fee with respect to such month will be waived.

(b) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

(c) Audit, Appraisal, and Valuation Charges. Audit, appraisal, and valuation fees and charges shall consist of the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries’ business valuation; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Lender for more than 2 audits, appraisals or valuations during any calendar year.

2.12 [Intentionally Omitted].

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances to be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto (provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the occurrence of an Event of Default in consequence of which Lender has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that the Advances bear interest at a rate based upon the LIBOR Rate and Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Lender prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Lender of a LIBOR Notice received by Lender before the LIBOR Deadline, or by telephonic notice received by Lender before the LIBOR Deadline (to be confirmed by delivery to Lender of a LIBOR Notice received by Lender prior to 5:00 p.m. (California time) on the same day.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall be deemed to equal the amount determined by Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Lender delivered to Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii) Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $100,000 and integral multiples of $100,000 in excess thereof.

(c) Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Lender of proceeds of Borrower’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Lender and its Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, Lender shall give Borrower written notice of such a determination (with an explanation of the basis for such determination) and adjustment and, upon its receipt of the notice from Lender, Borrower may, by written notice to Lender (y) require Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (exclusive of any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Lender shall give notice of such changed circumstances to Borrower and (y) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Lender, nor any of its Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section 2.13 shall apply as if Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14 Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may provide written notice to Borrower thereof. Following receipt of such written notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial extension of credit provided for hereunder on or after the date hereof, is subject to the prior or concurrent fulfillment, to the satisfaction of Lender (the making of such initial extension of credit by Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) the Restatement Effective Date shall occur on or before December 31, 2010;

(b) Borrower shall have received the MidOcean Investment in an aggregate amount which is at least $47,000,000, which shall be used to, among other things, fund the Restatement Date Redemption and to repay the Existing Term Loan in full, along with any outstanding interest and fees;

(c) Lender shall have received the Fee Letter, in form and substance reasonably satisfactory to Lender, duly executed, and in full force and effect;

(d) Lender shall have received a certificate from the Secretary of Borrower (i) attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party, (ii) authorizing specific officers of Borrower to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of Borrower, and (iv) attaching true and correct copies of the MidOcean Equity Documents, certified by such officer as being true, correct and complete copies thereof as of the Restatement Effective Date;

(e) Lender shall have received a certificate from the Secretary of Borrower stating that the Governing Documents and Investor Rights Agreement received by Lender pursuant to the Original Loan Agreement remain in full force and effect on and as of the Restatement Effective Date without modification or amendment in any respect;

(f) Lender shall have received a certificate of status with respect to Borrower, dated within 10 days of the Restatement Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

(g) Lender shall have received certificates of status with respect to Borrower, each dated within 30 days of the Restatement Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

(h) Lender shall have received Borrower’s Restatement Effective Date Business Plan; and

(i) Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement.

3.2 [Intentionally omitted.]

3.3 Conditions Precedent to all Extensions of Credit. The obligations of Lender to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates; and

(d) no Material Adverse Change shall have occurred.

3.4 Term.

(a) This Agreement shall continue in full force and effect for a term ending on December 31, 2012 (the “Maturity Date”).

(b) The foregoing notwithstanding, if Borrower either (i) has an Annualized Adjusted EBITDA which is at least $3,000,000 (the “Minimum Annualized EBITDA Target”) or (b) if less than the Minimum Adjusted EBITDA Target, having received a cash equity investment after January 1, 2012 and before November 30, 2012 equal to the difference between Borrower’s Annualized Adjusted EBITDA and the Minimum Annualized EBITDA Target then, upon receipt by Lender of written notice from Borrower on or before December 10, 2012 of its election to extend the Maturity Date, the Maturity Date shall be extended through and including December 31, 2013.

(c) The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5 Effect of Termination. On the Maturity Date, the outstanding principal amount of the Advances, including any accrued and unpaid interest thereon, shall be due and payable in full in immediately available funds without notice or demand, and on the date of termination of this Agreement, all other Obligations immediately shall be due and payable in full in immediately available funds without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Documents and the Lender’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and Lender’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and Lender’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.

3.6 Early Termination by Borrower. Borrower has the option, at any time upon 3 Business Days prior written notice to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations, in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then Lender’s obligations to extend credit hereunder shall terminate and Borrower shall be obligated to repay the Obligations, in full.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower hereby grants to Lender, for the benefit of Lender, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Lender’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Lender or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2 Negotiable Collateral. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Lender determines that perfection or priority of Lender’s security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender’s designee may (a) notify Account Debtors of Borrower that Borrower’s Accounts, chattel paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect Borrower’s Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Lender, as Lender’s trustee, any of its or its Subsidiaries’ Collections that it receives and immediately will deliver such Collections to Lender or a Cash Management Bank in their original form as received by Borrower or its Subsidiaries.

4.4 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a) Borrower authorizes Lender to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower where permitted by applicable law. Borrower hereby ratifies the filing of any financing statement filed without the signature of Borrower prior to the date hereof.

(b) If Borrower or its Subsidiaries acquire any commercial tort claims with a value in excess of $250,000 after the date hereof, Borrower shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Lender a written description of such commercial tort claim and shall deliver a written agreement, in form and substance reasonably satisfactory to Lender, pursuant to which Borrower or its Subsidiary, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Lender, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c) At any time upon the request of Lender, Borrower shall execute or deliver to Lender, and shall cause its Subsidiaries to execute or deliver to Lender, any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Lender may request in its Permitted Discretion, in form and substance reasonably satisfactory to Lender, to create, perfect, and continue perfected or to better perfect the Lender’s Liens in the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lender in any owned Real Property acquired after the Restatement Effective Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Lender to execute any such Additional Documents in Borrower’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Lender shall require, Borrower shall (i) provide Lender with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrower or its Subsidiaries during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrower or its Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s or the applicable Subsidiary’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder ; provided, however, that neither Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Restatement Effective Date or thereafter acquired, arising, or developed) unless (i) the Borrower provides Lender with written notice of its intent to register such copyrights not less than 30 days prior to the date of the proposed registration, and (ii) prior to such registration, the applicable Person executes and delivers to Lender a Copyright Security Agreement, supplemental schedules to any existing Copyright Security Agreement, or such other documentation as Lender reasonably deems necessary in order to perfect and continue perfected Lender’s Liens on such copyrights following such registration.

4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Borrower’s or its Subsidiaries’ Accounts, (d) endorse Borrower’s name on any of its payment items (including all of its Collections) that may come into Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower’s or its Subsidiaries’ Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligations to extend credit hereunder are terminated.

4.6 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.7 Control Agreements. Borrower agrees that it will and will cause its Subsidiaries to take commercially reasonable steps in order for Lender to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 7.12) all of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights. Upon the occurrence and during the continuance of a Default or Event of Default, Lender may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender’s Account.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Restatement Effective Date, and at and as of the date of the making of each portion of the Advances (or other extension of credit) made thereafter, as though made on and as of the date of such portion of the Advances (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 No Encumbrances. Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

5.2 [Intentionally Omitted].

5.3 [Intentionally Omitted].

5.4 Equipment. All of the Equipment of Borrower and its Subsidiaries that is necessary or material to conduct their business is used or held for use in their business and is fit for such purposes.

5.5 Location of Inventory and Equipment. The Inventory and Equipment of Borrower and its Subsidiaries (other than (w) Equipment out for repair, (x) Equipment in transit between such locations, (y) Chillers located at one or more of the Installed Stores and (z) other Equipment with an after market value not in excess of $250,000) are not stored with a bailee, warehouseman, or similar party and (other than (w) Equipment out for repair, (x) Equipment in transit between such locations, (y) Chillers located at one or more of the Installed Stores and (z) other Equipment with an after market value not in excess of $250,000) are located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9).

5.6 Inventory Records. Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

5.7 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The jurisdiction of organization of Borrower and each of its Subsidiaries is set forth on Schedule 5.7(a).

(b) The chief executive office of Borrower and each of its Subsidiaries is located at the address indicated on Schedule 5.7 (b) (as such Schedule may be updated pursuant to Section 6.9).

(c) Borrower’s and each of its Subsidiaries’ organizational identification numbers, if any, are identified on Schedule 5.7(c).

(d) As of the Restatement Effective Date, Borrower and its Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.7(d).

5.8 Due Organization and Qualification; Subsidiaries.

(a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Restatement Effective Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 5.8(c), is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and in the case of a corporation, non-assessable.

(d) Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9 Due Authorization; No Conflict.

(a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

(b) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s interestholders or any approval or consent of any Person under any contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect except in the case of clauses (ii) or (iv) where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(c) Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Lender’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

(f) The Restatement Date Redemption by Borrower is permitted under applicable law.

5.10 Litigation. Other than those matters described on Schedule 5.10 and other than matters arising after the Restatement Effective Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries.

5.11 No Material Adverse Change. All financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments and reclassifications) and present fairly in all material respects, Borrower’s and its Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower and its Subsidiaries since the date of the latest financial statements submitted to Lender on or before the Restatement Effective Date.

5.12 Fraudulent Transfer.

(a) The Loan Parties on a consolidated basis are Solvent.

(b) No transfer of property is being made by Borrower or its Subsidiaries and no obligation is being incurred by Borrower or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or its Subsidiaries.

5.13 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.14 Environmental Condition. Except as set forth on Schedule 5.14, (a) to Borrower’s knowledge, none of Borrower’s or its Subsidiaries’ properties or assets has ever been used by Borrower, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or its Subsidiaries, and (d) neither Borrower nor its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment that individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

5.15 Brokerage Fees. Neither Borrower nor any of its Subsidiaries has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from Lender under this Agreement and no brokerage commission or finders fee is payable by Borrower or its Subsidiaries in connection herewith.

5.16 Intellectual Property. Borrower and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower or one of its Subsidiaries is the owner or is an exclusive licensee.

5.17 Leases. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and all of such leases are valid and subsisting and no material default by Borrower or its Subsidiaries exists under any of them.

5.18 Deposit Accounts and Securities Accounts. Set forth on Schedule 5.18 (as updated from time to time) is a listing of all of Borrower’s and its Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.19 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower or its Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Restatement Effective Date, the Restatement Effective Date Projections represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent Borrower’s good faith estimate of its and its Subsidiaries’ future performance for the periods covered thereby (it being understood that actual results may vary from such forecasts and that such variances may be material).

5.20 Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Borrower and its Subsidiaries outstanding immediately prior to the Restatement Effective Date that is to remain outstanding after the Restatement Effective Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof.

6.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender. Borrower also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales.

6.2 Collateral Reporting. Provide Lender with the following documents at the following times in form reasonably satisfactory to Lender:

Monthly (not later than the 15th day of each month)

(a) a detailed aging, by total, of the Accounts of Borrower, and

(b) a detailed list of Borrower’s and its Subsidiaries’ customers, including number of Installed Store locations, and

(c) a summary aging, by vendor, of Borrower’s and its Subsidiaries’ accounts payable and any book overdraft.

Upon request by Lender

(d) copies of invoices in connection with Borrower’s and its Subsidiaries’ Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with Borrower’s and its Subsidiaries’ Accounts and, for Inventory and Equipment acquired by Borrower or its Subsidiaries, purchase orders and invoices, and

(e) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Lender may request.

6.3 Financial Statements, Reports, Certificates. Deliver to Lender:

(a) as soon as available, but in any event within (x) prior to the date when Borrower’s TTM EBITDA for any twelve month period ending after the Restatement Effective Date exceeds $3,000,000, 30 days after the end of each month, and (y) thereafter, within 45 days after the end of each fiscal quarter during each of Borrower’s fiscal years,

(i) an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period and for the three month period then ended, and

(ii) a Compliance Certificate,

(b) as soon as available, but in any event within 120 days after the end of each of Borrower’s fiscal years,

(i) consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications (including any (A) “going concern” or like qualification or exception (except to the extent that such qualification or exception is due solely to the fact that the Maturity Date at the time of such audit is scheduled to occur within twelve months of the end of such fiscal year), (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.18), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(ii) a Compliance Certificate,

(c) as soon as available, but in any event within 30 days after the start of each of Borrower’s fiscal years, copies of Borrower’s Projections, in form (including as to scope) satisfactory to Lender, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby,

(d) if and when filed by Borrower,

(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii) any other filings made by Borrower with the SEC,

(iii) any other information that is provided by Borrower to its shareholders generally,

(e) promptly, but in any event within 5 days after a senior officer of Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto (if any),

(f) promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change, and

(g) upon the request of Lender, any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

In addition, Borrower agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower also agrees to cooperate with Lender to allow Lender to consult with its independent certified public accountants if Lender reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with Lender and to release to whatever financial information concerning Borrower or its Subsidiaries that Lender reasonably may request.

6.4 Guarantor Reports. Cause each Guarantor to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Lender, but only to the extent such Guarantor’s financial statements are not consolidated with Borrower’s financial statements.

6.5 [Intentionally omitted.]

6.6 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or material to the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

6.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower and its Subsidiaries have made such payments or deposits.

6.8 Insurance.

(a) At Borrower’s expense, maintain insurance respecting its and its Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender (it being understood and agreed that the insurance company that provides such insurance on the Restatement Effective Date, and the amounts of the insurance maintained on the Restatement Effective Date shall be deemed to be satisfactory to Lender). Borrower shall deliver copies of all such policies to Lender with an endorsement naming Lender as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate (except with respect to business interruption). Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

(b) Borrower shall give Lender prompt notice of any loss in excess of $250,000 covered by such insurance. Lender shall have the exclusive right to adjust any losses claimed under any such insurance policies after the occurrence and during the continuation of an Event of Default, without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain shall be applied as set forth in, subject to Section 2.4(c).

(c) Borrower will not and will not suffer or permit its Subsidiaries to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.7, unless Lender is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Borrower promptly shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.

6.9 Location of Inventory and Equipment. Keep Borrower’s and its Subsidiaries’ Inventory and Equipment (other than (w) Equipment out for repair, (x) Equipment in transit between such locations, (y) Chillers located at, or in transit to, one or more of the Installed Stores and (z) other Equipment with an after market value not in excess of $250,000) only at the locations identified on Schedule 5.5 and their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that Borrower may amend Schedule 5.5 and Schedule 5.7 so long as such amendment occurs by written notice to Lender not less than 30 after the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower uses commercially reasonable efforts to provide to Lender a Collateral Access Agreement with respect thereto.

6.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non- compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.11 Leases. Pay when due all rents and other amounts, in each case to the extent that such amounts that are not paid when due exceed $150,000 in the aggregate at any one time, payable under any material leases to which Borrower or any of its Subsidiaries is a party or by which Borrower’s or any such Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12 Existence. At all times preserve and keep in full force and effect Borrower’s and its Subsidiaries’ existence and good standing and any rights and franchises material to their businesses; provided, however, that neither Borrower or any of its Subsidiaries shall be required to preserve any such right or franchise if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lender.

6.13 Environmental.

(a) Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.14 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Lender if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or, modifying this Agreement or any of the Schedules hereto.

6.15 Formation of Subsidiaries. At the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Restatement Effective Date, Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Lender a Guaranty, Guarantor Security Agreement, and Intercompany Subordination Agreement (or joinder thereto), together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that the Guaranty, Guarantor Security Agreement, and such other security documents shall not be required to be provided to Lender with respect to any Subsidiary of Borrower that is a CFC if providing such documents would result in material adverse tax consequences, (b) within 10 days of such formation or acquisition) or such later date as permitted by Lender in its sole discretion) provide to Lender a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Lender; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of Borrower that is a CFC (and none of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in material adverse tax consequences (which pledge, if reasonably requested by Lender, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within 10 days of such formation or acquisition (or such later date as permitted by Lender) provide to Lender all other documentation, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

6.16 Canadian Subsidiary. Within 30 days after the written request therefor by Lender, Borrower shall (a) cause such Canadian Subsidiary to provide to Lender a guaranty and security agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), in each case governed under Ontario law, as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that such guaranty, security agreement, and such other security documents shall not be required to be provided to Lender with respect to such Canadian Subsidiary if providing such documents would result in material adverse tax consequences, and (b) provide to Lender all other documentation, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage); provided that only 65% of the total outstanding voting Stock of the Canadian Subsidiary (and none of any Subsidiary of such Canadian Subsidiary) shall be required to be pledged if pledging a greater amount would result in material adverse tax consequences (which pledge, if reasonably requested by Lender, shall be governed under Ontario law). Any document, agreement, or instrument executed or issued pursuant to this Section 6.16 shall be a Loan Document.

7.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents,

(b) Indebtedness set forth on Schedule 5.20,

(c) Permitted Purchase Money Indebtedness,

(d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) above (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e) endorsement of instruments or other payment items for deposit,

(f) Indebtedness composing Permitted Investments,

(g) [intentionally omitted]

(h) Subordinated Debt,

(i) Hedge Obligations, and

(j) other unsecured Indebtedness in an aggregate amount not to exceed $2,500,000 at any time outstanding.

7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock other than (i) to consummate a Permitted Acquisition and (ii) mergers between Borrower and any of its Subsidiaries, provided that Borrower is the surviving entity of such merger and remains an entity organized under the laws of a state within the United States.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

7.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Borrower’s or its Subsidiaries’ assets.

7.5 Change Name. Change Borrower’s or any of its Subsidiaries’ names, organizational identification number, state of organization or organizational identity; provided, however, that Borrower or any of its Subsidiaries may change their names upon at least 30 days prior written notice to Lender of such change and so long as, at the time of such written notification, Borrower or its Subsidiary provides any financing statements necessary to perfect and continue perfected the Lender’s Liens.

7.6 Nature of Business. Make any change in the principal nature of its or their business.

7.7 Prepayments and Amendments. Except in connection with a refinancing permitted by Section 7.1(e),

(a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Subordinated Indebtedness of Borrower or its Subsidiaries, other than the Obligations in accordance with this Agreement, or

(b) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b) to the extent that such amendment, modification, or change could, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lender.

7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9 Consignments. Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.10 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower’s Stock, of any class, whether now or hereafter outstanding (each, a “Distribution”), other than (a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may make distributions to former employees, officers, or directors of Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Borrower held by such Persons, provided that the aggregate amount of such redemptions made by Borrower during any fiscal year does not exceed $500,000, (b) dividends and distributions declared and paid on the Stock of any Subsidiary of Borrower ratably to the holders of such Stock, (c) cashless repurchases of Stock of the Borrower deemed to occur upon exercise of stock options or warrants if such Stock represent a portion of the exercise price of such options or warrants, and (d) the Restatement Date Redemption.

7.11 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required or permitted to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s or its Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding Borrower’s and its Subsidiaries’ financial condition.

7.12 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower and its Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $25,000 at any one time unless Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Lender’s Liens in such Permitted Investments. Subject to the foregoing proviso, Borrower shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Lender shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

7.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that (a) are in the ordinary course of Borrower’s business, (b) are upon fair and reasonable terms, and (c) are no less favorable to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.

7.14 Suspension. Suspend or go out of a substantial portion of its or their business.

7.15 [Intentionally omitted.]

7.16 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Restatement Effective Date, to repay the Existing Term Loan and to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, to purchase Eligible Equipment, finance general corporate expenses and to use in any other manner consistent with the terms and conditions hereof, for its lawful and permitted purposes.

7.17 [Intentionally omitted.]

7.18 Financial Covenants.

(a) Fail to maintain or achieve:

(i) Leverage Ratio. a Leverage Ratio, measured on a quarter-end basis for the twelve month period ending March 31, 2013 or any twelve month period ending as of the last day of any fiscal quarter thereafter, that is less than or equal to 2.0:1.00.

(ii) Minimum Revenue. Gross revenue for Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP (except that discounts, coupons and trade-ins shall be excluded from such calculation) of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Period
$4,687,000	For the 3 month period ending June 30, 2011
$5,426,000	For the 3 month period ending September 30, 2011
$6,783,000	For the 3 month period Ending December 31, 2011
$7,732,000	For the 3 month period ending March 31, 2012
$8,601,000	For the 3 month period ending June 30, 2012
$9,362,000	For the 3 month period ending September 30, 2012
$10,567,000	For the 3 month period Ending December 31, 2012

(iii) Minimum Installed Stores. At least the number of Installed Stores set forth below in following chart as of the measurement date set forth opposite thereto:

Minimum Number of Installed Stores	Measurement Date
400 plus the number of Existing Installed Stores	June 30, 2011
700 plus the number of Existing Installed Stores	September 30, 2011
1000 plus the number of Existing Installed Stores	December 31, 2011
1300 plus the number of Existing Installed Stores	March 31, 2011
1600 plus the number of Existing Installed Stores	June 30, 2012
1900 plus the number of Existing Installed Stores	September 30, 2012
2200 plus the number of Existing Installed Stores	December 31, 2012

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of the reimbursement of Lender Expenses (other than any portion thereof constituting principal, fees or interest) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 10 days, (b) all or any portion of the Obligations consisting of principal, or (c) any interest or other amounts that do not constitute Lender Expenses (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) and such failure continues for a period of five days;

8.2 If Borrower or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 6.2, 6.3, 6.8, 6.12, 6.15, or 6.16 of this Agreement, or (ii) Sections 7.1 through 7.18 of this Agreement; or

(b) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Lender;

8.3 If any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant or levied upon;

8.4 If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries;

8.5 If an Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, and any of the following events occur: (a) Borrower or such Subsidiary consents to the institution of such

Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

8.6 If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7 If a notice of Lien, levy, or assessment is filed of record involving an amount of the Applicable Cross-Default Amount or more with respect to any of Borrower’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent;

8.8 If a judgment or other claim becomes a Lien or encumbrance involving an amount of the Applicable Cross-Default Amount or more upon any material portion of Borrower’s or any of its Subsidiaries’ assets;

8.9 If there is a default in any material agreement to which Borrower or any of its Subsidiaries is a party involving an amount of the Applicable Cross-Default Amount or more and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s or its Subsidiaries’ obligations thereunder or to terminate such agreement;

8.10 If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations (other than reimbursement of a de minimis amount of expenses), except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11 If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.12 If the obligation of any Guarantor under any Guaranty (if any) is limited or terminated by operation of law or by any such Guarantor thereunder;

8.13 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement; or

8.14 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or its Subsidiaries, or a proceeding shall be commenced by Borrower or its Subsidiaries, or by any Governmental Authority having jurisdiction over Borrower or its Subsidiaries seeking to establish the invalidity or unenforceability thereof, or Borrower or its Subsidiaries, shall deny that Borrower or its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

9.	LENDER’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Borrower’s Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

(e) Cause Borrower to hold all of its returned Inventory in trust for Lender and segregate all such Inventory from all other assets of Borrower or in Borrower’s possession;

(f) Without notice to or demand upon Borrower, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s determination appears to conflict with the priority of Lender’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral. Borrower hereby grants to Lender a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(j) Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable. It is not necessary that the Borrower Collateral be present at any such sale;

(k) Except in those circumstances where no notice is required under the Code, Lender shall give notice of the disposition of the Borrower Collateral as follows:

(i) Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l) Lender may credit bid and purchase at any public sale;

(m) Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(n) Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender, Lender’s obligation to extent credit hereunder shall terminated and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

9.2 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Maximum Revolver Amount as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

11.2 Lender’s Liability for Borrower Collateral. Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability has resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Lender, as the case may be, at its address set forth below:

If to Borrower:	PROFESSOR CONNOR’S, INC.
DBA: FRESHPET
400 Plaza Drive FL1
Secaucus, NJ 07094
Attn: Richard Kassar
Fax No. (201) 866-2018

with copies to:	DLA PIPER RUDNICK GRAY CARY US LLP
1251 Avenue of the Americas
New York, NY 10020
Attn: John Edwin Depke, Esq.
Fax No. (212) 884-8531

If to Lender:	CITY NATIONAL BANK
555 S. Flower Street
16th Floor
Los Angeles, California 90071
Attn: Aaron Cohen
Fax No.: (213) 673-9801

with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, California 90071
Attention: John Francis Hilson
Facsimile: 213-996-3300

Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING

SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations.

(a) Lender may assign and delegate to one or more assignees (each an “Assignee”) all or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents, in a minimum amount of $1,000,000; provided, however, that (x) so long as no Default or Event of Default has occurred and is continuing, Lender shall obtain the prior written consent of Borrower (not to be unreasonably withheld, delayed or conditioned) prior to any such assignment by Lender to another Person that is not an Affiliate of Lender, and (y) Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Borrower an assignment and acceptance. Anything contained herein to the contrary notwithstanding, the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Lender provides Borrower with such written notice and executed assignment and acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such assignment and acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an assignment and acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16.9 of this Agreement.

(c) Immediately upon Borrower’s receipt of such fully executed assignment and acceptance agreement, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.

(d) Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Lender (a “Participant”) participating interests in Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) Lender shall remain the “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Lender shall continue to deal solely and directly with each other in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.

(e) In connection with any such assignment or participation or proposed assignment or participation, Lender may, subject to the provisions of Section 16.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(f) Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.2 No Waivers; Cumulative Remedies. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.	GENERAL PROVISIONS.

16.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Lender.

16.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5 Withholding Taxes.

(a) All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the penultimate sentence of this Section 16.5, “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction); and provided further that Borrower shall not be required to increase any such amounts if the increase in such amounts payable is or pertains to (i) any withholding tax (including backup withholding tax) that is attributable to such person’s failure to comply with Section 16.5(b), (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any “lender” (including, to the extent applicable, and for purposes of this Section 16.5 only, an Assignee or Participant) is located, (iii) in the case of a foreign lender, any withholding tax that (x) is imposed on amounts payable to such foreign lender at the time such foreign lender becomes a party to this Agreement, (y) is imposed on amounts payable to such foreign lender as a result or consequences of the foreign lender designating a new lending office, or (z) is attributable to such Foreign Lender’s failure to comply with Section 16.5(c). Borrower will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(b) Each lender that is not a foreign lender (each such Lender, a “U.S. Lender”) and which is not an “exempt recipient” within the meaning of the Treasury Regulation Section 1.6049-4(c)(1)(ii) and (A) is a party hereto on the closing date or (B) becomes an Assignee or Participant of any interest under this Agreement shall (w) on or prior to the date such U.S. Lender becomes a party hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it, and (z) from time to time if requested by Borrower, provide Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(c) Any foreign lender that is entitled to an exemption from or reduction of withholding tax under the IRC or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each foreign lender agrees that it will deliver to the Borrower (or in the case of a Participant, to the lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such foreign lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such foreign lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the foreign lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the foreign lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such foreign lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the foreign lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the foreign lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the foreign lender, including Forms W-8 IMY or W-8 EXP. Each such foreign lender shall deliver to the Borrower such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such foreign lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such foreign lender. Each such foreign lender shall promptly notify the Borrower and Lender at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

16.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

16.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or Guarantor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.8 Confidentiality.

Lender agrees that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to Lender, (b) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender), (f) in connection with any permitted assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 16.8 shall survive for 2 years after the payment in full of the Obligations.

16.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16.10 Waiver of Designated Events of Default. Anything in the this Agreement or the Original Agreement to the contrary notwithstanding, and subject to the satisfaction or waiver of the conditions precedent set forth in Section 3 hereof, Lender hereby (a) waives the Designated Events of Default; provided, however, nothing herein, nor any communications among Borrower, any Guarantor, or Lender, shall be deemed a waiver with respect to any Event of Default, other than the Designated Events of Default, or any future failure of Borrower or any Guarantor to comply fully with any provision of this Agreement or any provision of any other Loan Document, and in no event shall this waiver be deemed to be a waiver of enforcement of any of Lender’s rights or remedies under this Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise including, without limitation, the right to declare all Obligations immediately due and payable pursuant to Section 9.1, with respect to any other Defaults or Events of Default now existing or hereafter arising. Except as expressly provided herein, Lender hereby reserves and preserves all of its rights and remedies against Borrower and any Guarantor under this Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise including, without limitation, the right to declare all Obligations immediately due and payable pursuant to Section 9.1.

16.11 No Novation. This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Loan Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Loan Agreement, the other Loan Documents or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Borrower or any Guarantor from any of its obligations or liabilities under the Original Loan Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith. Borrower hereby (a) confirms and agrees that each Loan Document to which it is a party that was executed prior to the date hereof and that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Restatement Effective Date, all references in any such Loan Document to “the Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Loan Agreement shall mean the Original Loan Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any Loan Document (including this Agreement) purports to assign or pledge to the Lender or to grant to the Lender a security interest in or lien on, any collateral as security for the obligations of Borrower or any other Loan Party, as the case may be, from time to time existing in respect of the Original Loan Agreement or the Loan Documents, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PROFESSOR CONNOR’S, INC.,
A Delaware corporation, as Borrower

By:

Title:	President

[SIGNATURE PAGE TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

CITY NATIONAL BANK,
a national banking association, as Lender

By:

Title:	Garen Papazyan
Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	City National Bank

555 S. Flower Street

16th Floor

Los Angeles, CA 90071

Attention: Aaron Cohen

Re:	Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Loan Agreement”), dated as of December 23, 2010, by and among PROFESSOR CONNOR’S, INC., a Delaware corporation (“Borrower”) and CITY NATIONAL BANK, a national banking association. Capitalized terms used herein shall have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 6.3 of the Loan Agreement, the undersigned chief financial officer of Borrower hereby certifies in his/her capacity as a chief financial officer of Borrower and not in his/her individual capacity that:

1. The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto (the “Financial Statements”), has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of the date thereof or the consolidated results of operations of Borrower and its Subsidiaries for the period then ended.

2. Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the Financial Statements.

3. Such review has not disclosed the existence on and as of the date of the Financial Statements, and the undersigned does not have knowledge of the existence as of the date of the Financial Statements, of any event or condition that constituted a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. As of the date of the Financial Statements, Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7.18 of the Loan Agreement as demonstrated on Schedule 3 hereof.

5. The Leverage Ratio calculation set forth on Schedule 3 attached hereto is true and correct; provided, however, that such condition is only applicable to fiscal quarters ending on or after March 31, 2013.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this      day of             , 20    .

PROFESSOR CONNOR’S, INC.,
a Delaware corporation

By:
Name:
Title:	Chief Financial Officer

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Financial Covenants

1.	Minimum Revenue.

Borrower’s and its Subsidiaries’ gross revenue, calculated on a consolidated basis in accordance with GAAP, for the 3 month period ending                  ,      is $        , which amount [is/is not] greater than the amount set forth in Section 7.18(a)(ii) of the Loan Agreement for the corresponding period.

2.	Minimum Installed Stores.

Borrower maintains      Installed Stores, which [is/is not] equal to or greater than the number of Installed Stores as of the applicable measurement date as set forth in Section 7.18(a)(iii) of the Loan Agreement.

3.	Leverage Ratio.

Borrower’s and its Subsidiaries’ Leverage Ratio, measured on a quarter-end basis for the twelve month period ending                  ,      is     :    .

EXHIBIT L-1

FORM OF LIBOR NOTICE

City National Bank

555 S. Flower Street

16th Floor

Los Angeles, CA 90071

Attention: Aaron Cohen

Ladies and Gentlemen:

Reference is made to that certain AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Loan Agreement”), dated as of December 23, 2010, by and among PROFESSOR CONNOR’S, INC., a Delaware corporation (“Borrower”), and CITY NATIONAL BANK, a national banking association. Capitalized terms used herein shall have the meanings set forth in the Loan Agreement unless specifically defined herein.

This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to [all] [a portion of] the Advance in the amount of $         (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Lender].

The LIBOR Rate Advance will have an Interest Period of [1, 2, 3] month(s) commencing on             .

Borrower represents and warrants that no Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

City National Bank, as Lender

Borrower represents and warrants that as of the date hereof, (i) the representations and warranties contained the Loan Documents are true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (ii) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof, (iii) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates, and (iv) no Material Adverse Change has occurred.

Dated: , 20

PROFESSOR CONNOR’S, INC., a Delaware corporation, as Borrower

By
Name:
Title:

Acknowledged by:

CITY NATIONAL BANK, a national banking association, as Lender

By:
Name:
Title:

EXHIBIT N-1

FORM OF NOTICE OF BORROWING

City National Bank

555 S. Flower Street

16th Floor

Los Angeles, CA 90071

Attention: Aaron Cohen

RE: Notice of Borrowing under the Amended and Restated Loan and Security Agreement, dated as of December 23, 2010 (the “Loan Agreement”), among Professor Connor’s, Inc., a Delaware corporation (the “Borrower”), and City National Bank, a national banking association (the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

Ladies and Gentlemen:

Reference hereby is made to the Loan Agreement. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

Pursuant to Section 2.3 of the Loan Agreement, the Borrower hereby gives you irrevocable notice that the Borrower hereby requests an Advance under the Loan Agreement, and sets forth below the information relating to such proposed Advance (the “Proposed Borrowing”) as required by Section 2.3 of the Loan Agreement.

a. The Business Day of the Proposed Borrowing is             .

b. The amount of the Proposed Borrowing is $        .

c. The Proposed Borrowing will be an Advance.

d. The Proposed Borrowing will be a [Base Rate Loan][LIBOR Rate Loan] with an Interest period of [1][2][3] month(s).

e. The Proposed Borrowing is to be made pursuant to the instructions set forth on Exhibit A attached hereto.

The Borrower hereby further certifies that (i) as of the date hereof, (ii) as of the date for the Proposed Borrowing, and (iii) after giving effect to the Proposed Borrowing:

a. the representations and warranties contained the Loan Documents are true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

b. no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

c. no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates, and

d. no Material Adverse Change has occurred.

Very truly yours,

PROFESSOR CONNOR’S, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A

WIRING INSTRUCTIONS

Payee	Wiring Instructions
Bank:
[City/State]
ABA #
Account #
Ref:

EXHIBIT B